UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
GOLDMAN SACHS TRUST

(Name of Registrant as Specified In Its Charter)
(none)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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D.F. King & Co., Inc.
Telephone Script
Goldman Sachs Trust
Introduction
Hello, Mr./ Ms. (Shareholder). My name is                     , calling on behalf of Goldman Sachs Asset Management to follow-up on a recent mailing of proxy materials. Have you received the materials for the Goldman Sachs Trust Funds special shareholders meeting scheduled for August 3, 2007?

If the shareholder states they just received the proxy in the mail and is concerned by the lack of time between the mailing and the call please state the following: We’re calling earlier than we normally would as summer schedules, including vacations, tend to make it difficult to reach shareholders in a timely manner. We apologize for the inconvenience.

IF NO — Then help the shareholder obtain the material he/she requires. If a NOBO, give him/her the 800# and have them call back when they receive. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as “14” (if materials are to be sent to the current address) or “15”(if the materials are to be sent to a new address).
IF YES — The Board of Trustees recommends that you vote in favor of the proposals. For your convenience, I can record your vote over the telephone right now. Is that okay?
IF YES — Do you have any questions before we proceed?

Answer any questions according to the following script. Do not give advice. Remind the shareholder that most questions can be addressed by referring to the proxy statement. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of the proposal.

If a shareholder asks a question that cannot be addressed by referring to the script, tell the shareholder that you’d like to have someone research the answer and call him or her back with the response.

Q: What is the purpose of this proxy solicitation?

A:	The purpose of this proxy solicitation is to ask Shareholders of each Fund to vote on the election of eight members of the Board of Trustees of Goldman Sachs Trust, whose terms are expected to begin effective beginning August 3, 2007.

With respect to each of Goldman Sachs Real Estate Securities Fund, Goldman Sachs International Real Estate Securities Fund, Goldman Sachs Tollkeeper Fund and Goldman Sachs Concentrated International Equity Fund, this proxy seeks shareholder approval of a change in the Fund’s sub-classification under the Investment Company Act of 1940 from “diversified” to “non-diversified,” and to eliminate a related fundamental investment restriction.

With respect to each of Goldman Sachs California Intermediate AMT-Free Municipal Fund and Goldman Sachs New York Intermediate AMT-Free Municipal Fund, this proxy seeks shareholder approval of the removal of the Fund’s secondary investment objective.

SPECIFIC QUESTIONS WITH RESPECT TO PROPOSALS:
Questions with Respect to Proposal 1 (All Funds):
Q: Why am I being asked to vote for Trustees?

A:	Over the course of the past several years, several members of the Board have ceased to serve as Trustees due to retirement or resignation. While the Board can ordinarily appoint new Trustees without a shareholder vote, it cannot do so if, after such appointment, the number of Trustees who have been elected by shareholders falls below two-thirds of the Trust’s Trustees. If the new nominees to the Board were appointed, the number of Trustees elected by shareholders would represent fewer than two-thirds of the members of the Board. Accordingly, a shareholder meeting to elect new Trustees is required. The Board believes it is appropriate for the sitting Trustees to also stand for election at this time. Your vote is important and can make a difference in the governance of the Funds.

Q:	How were the nominees chosen?

A:	The Trust’s Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board with respect to the composition of the Board, reviewed the requisite skills and criteria for new Trustees, and, in consultation with legal counsel for the Independent Trustees, conducted a search for qualified candidates for Board membership, interviewing candidates extensively, and seeking nominees who were both qualified and would bring relevant expertise to the Board. The Governance and Nominating Committee selected and recommended, and the Board unanimously approved, the nominees in the proxy statement to stand for election.

Q:	If the Trustee nominees are elected by shareholders, how many Board members will sit on the Board?

A:	If all nominees are elected, the Board will consist of eight Trustees, six of whom would be “Independent Trustees.” Five of these individuals currently serve as Trustees; two will be new to the Board; and one was previously elected to the Board but resigned to maintain the Board’s composition of 75% Independent Trustees. Although not required by the 1940 Act to do so, the Board has undertaken to preserve the Board’s composition of at least 75% of Independent Trustees. (“Independent Trustees” are those Trustees who are not “interested persons” of the Trust, as that term is defined in the 1940 Act, the primary Federal Statute regulating mutual funds).
Q: Will the proposed elections result in higher fund expenses?

A:	Each Fund’s expenses will increase by a relatively immaterial amount. Each Independent Trustee receives compensation from the Funds he or she oversees in the form of an annual retainer and a fee for each Board, Governance and Nominating Committee, Compliance Committee, Contract Review Committee and Audit Committee meeting actually attended. The Board currently has five Independent Trustees and one interested Trustee, although historically there have been six Independent Trustees. If all the nominees are elected, the Board will consist of eight Board Members, six of whom will be Independent Trustees. Accordingly, the cost to each Fund of Trustee compensation will increase if all nominees are elected. The amount of this increase to each individual Fund is expected to be immaterial.
Questions with Respect to Proposal 2:
(Goldman Sachs Real Estate Securities Fund, Goldman Sachs International Real Estate Securities Fund, Goldman Sachs Tollkeeper Fund and Goldman Sachs Concentrated International Equity Fund Only)

Q:	Why am I being asked to vote to change the sub-classification of the Fund from diversified to non-diversified?

A:	Based on the information provided to the Board by Goldman Sachs Asset Management, L.P. , the investment advisor and administrator to Goldman Sachs Real Estate Securities Fund, Goldman Sachs International Real Estate Securities Fund, Goldman Sachs Tollkeeper Fund, and Goldman Sachs Asset Management International, the investment advisor and administrator to Goldman Sachs Concentrated International Equity Fund, and based on the recommendation of GSAM, the Board has determined that changing each Fund’s sub-classification to non- diversified would give the Fund’s investment adviser enhanced flexibility to invest in attractive issuers, which may benefit the Fund’s investment performance.

Questions with Respect to Proposal 3:
(Goldman Sachs California AMT-Free Municipal Fund and New York AMT-Free Municipal Fund Only)

Q:	Why am I being asked to vote to remove the secondary investment objective of the Fund?

A.	The wording of each Fund’s secondary investment objective generally requires that (i) the Fund’s average credit quality equal AA/ A+; and (ii) that the Fund maintain intermediate duration. The removal of each Fund’s secondary investment objective would permit each Fund and its portfolio managers to take advantage of market opportunities with respect to securities rated lower than AA/ A+, but rated at least BBB/ Baa at the time of purchase (in accordance with each Fund’s minimum credit quality), even if the purchase of those securities would cause the Fund’s average credit quality to vary at times from AA/ A+. Proposal 3, if approved, would also remove any requirement that each Fund, as part of its investment objective, maintain an intermediate duration, which would allow the Fund’s portfolio managers some flexibility with respect to the average maturity of securities in the Fund’s portfolio.
General Questions with Respect to All Proposals:

Q:	What are the Boards’ recommendations?

A.	The Board recommends that all shareholders vote “FOR” the nominees to the Board; that the shareholders of the Goldman Sachs Real Estate Securities Fund, Goldman Sachs International Real Estate Securities Fund, Goldman Sachs Tollkeeper Fund and Goldman Sachs Concentrated International Equity Fund vote “FOR” Proposal 2, the change in sub-classification of each Fund; and that the shareholders of the Goldman Sachs California Intermediate AMT-Free Municipal Fund and New York Intermediate AMT-Free Municipal Fund vote “FOR” Proposal 3, the removal of the secondary investment objective of each Fund.

Q:	Whom should I call with questions?

A.	If you have any additional questions about the proxy statement or the upcoming Meeting, please contact the Trust at 1-800-621-2550.

Q:	What is the relationship between the proxy solicitor, D.F. King & Co., and the Trust?

A.	The Trust has retained an outside firm that specializes in proxy solicitation to assist it with the proxy solicitation process, the collection of the proxies, and with any necessary follow-up. The proxy solicitor is an independent firm that specializes in proxy mailings and solicitations. The proxy solicitor may contact shareholders on behalf of the Trust, but is not permitted to use personal information about shareholders for other purposes.

After any questions are answered, say:

Here is how we will proceed. The call will be recorded. I will ask you for your name, your address and ONLY the last 4 digits of your social security number (or Tax Identification Number if shares are registered to an entity). Finally, I will confirm that you have received the proxy materials and take your vote. You will be mailed a letter confirming your votes, which will tell you how to make any changes, if you wish. Are you ready?
IF NO — Do you have any questions that I may answer about this proxy for you?
Answer any questions according to the script set forth above. Do not give advice. Remind the shareholder that most questions can be addressed by referring to the proxy statement. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of the proposal.
If a shareholder asks a question that cannot be addressed by referring to the script, tell the shareholder that you’d like to have someone research the answer and call him or her back with the response.
After any questions are answered, say:

You can vote by signing and dating the proxy card you received, and returning it in the envelope provided. If you prefer, you can also vote by internet or touch-tone telephone by following the instructions in your mailing information. Are you sure that you wouldn’t prefer voting your shares right now over the phone?

Begin the Vote
First, I’ll reintroduce myself. My name is                     , calling from D.F. King & Co., Inc. on behalf of Goldman Sachs Asset Management. Today’s date is                     and the time is                     .
May I please have your full name? [If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to direct the voting of these Goldman Sachs Trust Fund’s shares?]
May I please have your address?
May I have the last 4 digits of your social security number? (If shareholder is an entity, ask for Tax Identification Number)
Input the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call.
Have you received the proxy materials?
If the shareholder answers “no” offer to take their name and address and mail the proxy statement.
Actual Voting
The Board of Trustees recommends that you vote in favor of each proposal.

[Read the proposals individually from the proxy card].

End each proposal by saying:
The Board recommends that you vote in favor. How would you like to vote?

The valid responses for Proposal 1 are “For” or “Withhold” for all nominees, or “For” or “Withhold” for each nominee. Be sure to indicate the name of any nominees for whom votes are withheld.

The valid responses for Proposals 2 and 3 are “For,” “Against,” or “Abstain.”
Closing
I have recorded your votes. You have voted                     . Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the Fund. In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. You can also change your vote in person at the meeting. Thank you for your time.

Answering Machine Message
         Hello, this message is regarding your investment in the Goldman Sachs Trust Funds. You should have recently received proxy materials in the mail concerning the Special Shareholders Meeting to be held on August 3, 2007.
         Your vote is important. Please sign, date and return the proxy card at your earliest convenience in the postage paid envelope provided.
         If you prefer, you can also vote by Internet or touch-tone telephone by following the instructions included in the mailing information.
         If you have any questions regarding the information that you are being asked to consider or need new proxy materials, please call our proxy solicitor D.F. King & Co., Inc. at 1-888-605-1956.
         Thank you for your consideration.